UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2012

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 6, 2012, we entered into new employment agreements with W. Kent Taylor, our Chairman and Chief Executive Officer; Scott M. Colosi, our President; G. Price Cooper, IV, our Chief Financial Officer; Steven L. Ortiz, our Chief Operating Officer; and Jill Marchant, our General Counsel.  Each agreement became effective on January 8, 2012 and will expire on January 7, 2015.  The prior employment agreements with the officers expired on January 7, 2012.

Base Salary.   Each officer’s employment agreement establishes an annual salary as shown in the table below which is to remain constant throughout the initial term of the agreements.

New Annual Salary

W. Kent Taylor	$525,000
Scott M. Colosi	400,000
G. Price Cooper, IV	250,000
Steven L. Ortiz	480,000
Jill Marchant	225,000

Incentive Bonus.   Each officer’s employment agreement also establishes a new annual incentive bonus amount as shown in the table below based on the achievement of defined goals established by the compensation committee of the Board of Directors.  Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount under the current incentive compensation policy of the Board’s Compensation Committee.

Executive Incentive Compensation

	Base Bonus	Minimum Bonus	Maximum Bonus

W. Kent Taylor	$525,000	$0	$1,050,000
Scott M. Colosi	300,000	0	600,000
G. Price Cooper, IV	150,000	0	300,000
Steven L. Ortiz	480,000	0	960,000
Jill Marchant	100,000	0	200,000

Stock Awards.   Each officer’s employment agreement provides for the granting of restricted stock units, the conditional right to receive shares of our common stock upon vesting.  One-third of each officer’s restricted stock units will vest each year on January 7 over a three year period, commencing on January 7, 2013.  The aggregate numbers of restricted stock units granted are shown in the table below.

Restricted Stock Units

W. Kent Taylor	210,000
Scott M. Colosi	150,000
G. Price Cooper, IV	75,000
Steven L. Ortiz	180,000
Jill Marchant	45,000

Separation and Change in Control Arrangements.  Except in the event of a change in control, the employment agreements with Messrs. Taylor and Ortiz provide that no severance will be paid to either of them upon termination of employment, but each is entitled to receive a gift of a crisp $100 bill if his employment is terminated by us without cause before the end of the term. Except in the event of a change in control, the employment agreements with Mr. Colosi, Mr. Cooper and Ms. Marchant provide that if we terminate their employment without cause before the end of the term, and if the officer signs a release of all claims against us, we will pay a severance payment equal to the officer’s base salary for a period of 180 days in addition to 50% of the officer’s annual base incentive bonus amount.  Similar payments are due to the officers if employment is terminated by reason of death or disability before the end of the term.

The employment agreements with each of the officers provide that if the officer’s employment is terminated other than for cause following a change in control, or if the officer resigns for good reason following a change in control because he or she is required to move, the Company’s successor does not agree to be bound by the agreement or the officer’s duties, pay or total benefits are reduced, each officer will receive severance payments in an amount equal to the officer’s base salary and incentive bonus through the end of the term of the agreement but not less than one year.  In addition, generally upon termination by us without cause or termination for good reason by the officer within 12 months of a change in control, the officer’s unvested stock options or other stock awards, if any, will become vested as of the date of termination.  The payments and acceleration of vesting of the stock options or other stock awards are contingent upon the officer signing a full release of claims against us.

ITEM 8.01.  OTHER EVENTS

On January 5, 2012, the Board of Directors approved the granting of 25,500 restricted stock units to each of our non-employee directors under our 2004 Equity Incentive Plan as part of the director’s compensation for services as a board member.  One third of each director’s restricted stock units will vest on each of February 18, 2013, February 18, 2014 and February 18, 2015, subject to each director’s continued service with us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: January 9, 2012	/s/ Scott M. Colosi
Scott M. Colosi
President